Exhibit 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statement (No. 333-63781) on Form S-8 of Merrill Merchants Bancshares, Inc. of our report dated January 10, 2003, relating to the consolidated statements of financial condition of Merrill Merchants Bancshares, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended, which report is included in the December 31, 2002 annual report on Form 10-KSB of Merrill Merchants Bancshares, Inc.

/s/ Berry Dunn McNeil & Parker

Bangor, Maine

March 24, 2003